Exhibit 10.1

Amendment to Subscription Agreement

January 10, 2025

TO: New Horizon Aircraft Ltd. (the “Issuer”)

Reference is made to those Subscription Agreements (collectively, the “Subscription Agreements”), dated December 18, 2024, between the Issuer and Canso Investment Counsel Ltd., in its capacity as portfolio manager acting for and on behalf of certain accounts managed by it, Canso Select Opportunities Corporation and GRIP Investments Limited (each, a “Purchaser” and, collectively, the “Purchasers”), respectively, pursuant to which the Purchasers purchased an aggregate of 4,166,667 Class A ordinary shares of the Issuer, no par value per share (each Class A ordinary share in the authorized share structure of the Issuer, a “Common Share”), at a price of US$0.36 per share, and an aggregate of 4,500 Series A preferred shares of the Issuer at a price of US$1,000 per share, subject to the terms and conditions set out in each Subscription Agreement.

In consideration of the premises and the mutual covenants and agreements contained in this Amendment to Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party to this Amendment to Subscription Agreement, the Purchasers and the Issuer covenant and agree as follows:

1.	Article 1.1 of each Subscription Agreement is hereby amended to add the following definition in appropriate alphabetical order:

“First Amendment Effective Date” means January 10, 2025.

2.	Article 3.0 of each Subscription Agreement is hereby amended to add the following Section 3.3 and Section 3.4:

3.3	(a) Notwithstanding anything herein to the contrary, if the Issuer has not obtained the necessary shareholder approval (the “Required Shareholder Approval”) or any other viable exception pursuant to Rule 5635 and any other applicable rules of the Nasdaq Stock Market regarding the issuance of securities (the “Applicable Exchange Rules”), then the Issuer may not issue any Common Shares upon conversion of the Preferred Shares or otherwise pursuant to the terms of this Agreement if the issuance of such Common Shares would exceed the aggregate number of Common Shares the Issuer may issue upon conversion of the Preferred Shares without breaching the Issuer’s obligations under the Applicable Exchange Rules (any such limitation on the convertibility of the Preferred Shares pursuant to the Applicable Exchange Rules, the “Exchange Cap”). Such limitation shall be applicable to any transferee of the Preferred Shares.

(b) No later than sixty (60) days after the First Amendment Effective Date, or such later date as agreed in writing by the Issuer and the Purchaser, the Issuer will obtain the Required Shareholder Approval. The Issuer shall cause the Board of Directors of the Issuer to recommend to the shareholders that they approve such resolutions. If, despite the Issuer’s reasonable best efforts the Required Shareholder Approval is not obtained at the first meeting of the shareholders, the Issuer shall cause additional shareholder meetings to be held to seek to obtain the Required Shareholder Approval until the Required Shareholder Approval is obtained.

3.4	For such time as the Issuer has not obtained the Required Shareholder Approval or any other viable exception pursuant to the Applicable Exchange Rules, the Issuer may not, without prior written consent of the Purchasers, (1) enter into any merger, consolidation or other business combination or reorganization to which the Issuer is a party, whether or not approved in advance by the Board of Directors of the Issuer, in which (A) the members of the Board of Directors of the Issuer immediately preceding the consummation of such transaction do not constitute a majority of the members of the Board of Directors of the resulting corporation and of any parent corporation thereof immediately after the consummation of such transaction, and (B) the shareholders of the Issuer immediately before such transaction do not hold more than fifty percent (50%) of the voting power of securities of the resulting corporation; or (2) enter into any sale, exchange, transfer, or other disposition of substantially all of the assets of the Issuer to another entity, whether or not approved in advance by the Board of Directors of the Issuer; or (3) enter into any plan of liquidation or dissolution adopted for the Issuer; or (4) enter into any transaction pursuant to which, or take any affirmative action to facilitate, any individual, firm, corporation, partnership or other entity (“Person”) other than the Purchasers, together with all Affiliates and Associates of such Person, to become the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) of securities of the Issuer representing 50% or more of the combined voting power of the Issuer’s then outstanding securities (a “Change of Control”) (each of (1) – (4), a “Fundamental Transaction”), unless, pursuant to the terms of the definitive documentation governing any such Fundamental Transaction, the Purchaser is entitled to receive a percentage of the total consideration paid to the Issuer or, without duplication, the shareholders of the Issuer in connection with such Fundamental Transaction equal to the ratio of (i) the aggregate of (a) all Common Shares held by the Purchaser and (b) all Common Shares issuable to the Purchaser upon conversion of the Preferred Shares held by the Purchaser, without reference to any applicable Exchange Cap, to (ii) the outstanding shares of the Issuer, giving pro forma effect to the Common Shares referenced in the foregoing clause (i)(b). For purposes of this subsection, “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations issued under the Exchange Act.

3.	Section 12.9 of each Subscription Agreement is hereby replaced in its entirety by the following:

12.9	The Purchaser and the Issuer acknowledge and agree that sections 3.2, 3.3, 3.4, 8.0, 9.0 and 11.0 of this Agreement shall survive the Closing.

Except as modified by this Amendment to Subscription Agreement, each of the Subscription Agreements to which the undersigned is a party remains unmodified and in full force and effect.

[Signature page follows]

Execution by the Purchasers:

CANSO INVESTMENT COUNSEL LTD., in its capacity as portfolio manager acting for and on behalf of certain accounts managed by it

By:	/s/ Faye Lee
Faye Lee, Authorized Signatory

GRIP INVESTMENTS LIMITED

By:	/s/ Natalie Carswell
Natalie Carswell, Authorized Signatory

CANSO SELECT OPPORTUNITIES CORPORATION

By:	/s/ Jason Bell
Jason Bell, Authorized Signatory

Execution by the Issuer:

New Horizon Aircraft Ltd.

By:	/s/ Brandon Robinson
Brandon Robinson
Its: Chief Executive Officer

[Signature Page to Amendment to Subscription Agreement]

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